As filed with the Securities and Exchange
                        Commission on September 11, 1997
                                               Registration No. 333-_____


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                               __________________

                                    FORM S-3
                             Registration Statement
                                      Under
                           The Securities Act of 1933
                               __________________

                             THERMO REMEDIATION INC.
             (Exact name of registrant as specified in its charter)

                               ------------------

             Delaware                                     59-3203761
        (State or other jurisdiction of                (I.R.S. Employer
        incorporation or organization)                Identification No.)

                               ------------------


                           1964 S. Orange Blossom Trail
                             Apopka, Florida  32703
                                 (407) 886-2000
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               __________________

                          Sandra L. Lambert, Secretary
                             Thermo Remediation Inc.
                         c/o Thermo Electron Corporation
                                 81 Wyman Street
                                 P. O. Box 9046
                             Waltham, MA  02254-9046
                                 (617) 622-1000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                           Seth H. Hoogasian, Esquire
                                 General Counsel
                             Thermo Remediation Inc.
                         c/o Thermo Electron Corporation
                                 81 Wyman Street
                       Waltham, Massachusetts 02254-9046
                              ______________________

             Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement has become effective.
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






             If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment
        plans, please check the following box.   [   ]

             If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment
        plans, check the following box.   [ x ]

             If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
        registration statement for the same offering.  [   ]

             If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
        [   ]

             If delivery of the prospectus is expected to be made
        pursuant to Rule 434, please check the following box.  [   ]

                               __________________

                         CALCULATION OF REGISTRATION FEE

                                   Proposed
          Title of                  Maximum     Proposed
         securities     Amount     Offering     Maximum      Amount of
            to be        to be     Price Per   Aggregate    Registration
         registered   registered     Share   Offering Price     Fee

        Common Stock,
          $.01 par      100,000   $7 5/16(1)  $731,250(1)      $222(1)
          value per     shares
           share

        (1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) based on the average of the high and low sales prices of the Common Stock on the American Stock Exchange on September 10, 1997.


                            -------------------------


             THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
PAGE

        THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.






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





        PROSPECTUS



                             THERMO REMEDIATION INC.

                         100,000 Shares of Common Stock

                                  _____________


             This Prospectus relates to 100,000 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Thermo Remediation Inc. (the "Company"). The Shares may be offered by certain shareholders of the Company (the "Selling Shareholders") from time to time in transactions on the American Stock Exchange, in negotiated transactions, through the writing of options on the Shares, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders and any broker-dealer who acts in connection with the sales of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Shares were originally acquired by the Selling Shareholders from the Company in connection with the acquisition by Remediation Technologies, Inc., a wholly owned subsidiary of the Company, of the outstanding capital stock of RPM Systems, Inc. from the Selling Shareholders on August 29, 1997. See "Selling Shareholders."

                                  _____________


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                                  ____________


                                        1
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






             None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has agreed to bear all expenses (other than underwriting discounts and selling commissions, and fees and expenses of counsel or other advisers to the Selling Shareholders) in connection with the registration and sale of the Shares being registered hereby. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

             The Company is a majority-owned subsidiary of Thermo TerraTech Inc. ("Thermo TerraTech"), which is a majority-owned subsidiary of Thermo Electron Corporation ("Thermo Electron"). The Common Stock is traded on the American Stock Exchange under the symbol "THN."



        ____________, 1997


































                                        2
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





             No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus regarding the Company or the offering made by this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any other person. All information contained in this Prospectus is as of the date of this Prospectus. Neither the delivery of this Prospectus nor any sale or distribution and resale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not be lawfully made.


                              AVAILABLE INFORMATION

             The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site at (http:\\www.sec.gov). The Common Stock of the Company is listed on the American Stock Exchange, and the reports, proxy statements and other information filed by the Company with the Commission can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

             The Company has filed with the Commission a registration statement (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which may be obtained upon payment of the fees prescribed by the Commission from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549,

                                        3
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





        and at the Commission's regional offices at Seven World Trade Center, New York, New York, 10048 and at 500 West Madison Street, Chicago, Illinois, 60661.

             The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents that have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to:
        Sandra L. Lambert, Secretary, Thermo Remediation Inc., 81 Wyman Street, P. O. Box 9046, Waltham, Massachusetts 02254-9046 (telephone number: (617) 622-1000).


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

             The following documents previously filed with the Commission are incorporated in this Prospectus by reference:

             (1) The Company's Annual Report on Form 10-K for the fiscal year ended March 29, 1997, as amended.

             (2) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 1997.

             (3) The description of the Common Stock which is contained in the Company's Registration Statement on Form 8-A, filed under the Exchange Act, as amended.

                  All reports or proxy statements filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies, supersedes or replaces that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                                   THE COMPANY

             Thermo Remediation Inc. (the "Company") is a national provider of environmental services, including industrial, nuclear and soil remediation, as well as waste-fluids recycling. The Company's principal executive offices are located at 1964 South Orange Blossom Trail, Apopka, Florida 32703, and its telephone number is (407) 886-2000.

                                        4
PAGE

                              SELLING SHAREHOLDERS

             The following table sets forth the names of the Selling Shareholders, the number of shares of Common Stock owned by each Selling Shareholder, the number of Shares that may be offered by each Selling Shareholder pursuant to this Prospectus, and the number of Shares each Selling Shareholder will own after completion of the offering, assuming all of the Shares being offered hereby are sold.

                                  Shares of                Shares Owned
                                 Common Stock                 After
                                 Owned Prior     Shares     Completion
                                    to the       Being        of the
          Selling Shareholder    Offering(1)    Offered    Offering(1)
          -------------------    -----------    -------    -----------


          Howard Brown                168,642     57,000        111,642
          James Allan Dray             79,883     27,000         52,883
          Stephen Mark Loeffler        11,835      4,000          7,835

          James Owen White             11,835      4,000          7,835
          David W. Cross               11,835      4,000          7,835
          Cathy Van Dyke               11,835      4,000          7,835

             Total                    295,865    100,000        195,865

        (1) In addition, the Selling Shareholders collectively own an aggregate of 78,642 shares of Common Stock that are presently held in escrow and that are subject to forfeiture to the Company under certain circumstances. Accordingly, such escrowed shares may not be sold or otherwise transferred by the Selling Shareholders until such time as such forfeiture obligations lapse. Such obligations lapse as to 26,214 shares on each of August 29, 1998, 1999 and 2000.

             The Shares are being registered to permit public secondary trading of the Shares from time to time by the Selling Shareholders. The Shares were originally acquired by the Selling Shareholders from the Company in connection with the acquisition by Remediation Technologies, Inc., a wholly owned subsidiary of the Company, of the outstanding capital stock of RPM Systems, Inc. from the Selling Shareholders on August 29, 1997. In connection with such acquisition, the Company agreed, among other things, to bear all expenses (other than underwriting discounts, selling commissions, and fees and expenses of counsel and other advisors to the Selling Shareholders) in connection with the registration and sale of the Shares being offered by the Selling Shareholders. See "Sale of Shares." The Company intends to prepare and file such amendments and supplements to the


                                        5
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





        Registration Statement of which this Prospectus forms a part as may be necessary to keep the Registration Statement effective until all the Shares registered thereunder have been sold pursuant thereto or until, by reason of Rule 144(k) of the Commission under the Securities Act or any other rule of similar effect, the Shares are no longer required to be registered for the sale thereof by the Selling Shareholders.


                                 SALE OF SHARES

             The Company has been advised that the Selling Shareholders may sell Shares from time to time in transactions on the American Stock Exchange, in negotiated transactions, through the writing of options on the Shares, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market price or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

             The Selling Shareholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.



                                  LEGAL MATTERS

             The validity of the Common Stock offered hereby has been passed upon by Seth H. Hoogasian, Esq., General Counsel of the Company. Mr. Hoogasian owns or has the right to acquire, pursuant to the exercise of stock options, shares of the Common Stock of the Company, Thermo TerraTech and Thermo Electron the fair market value of which exceeds $50,000.









                                        6
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





                                     EXPERTS

             The financial statements and schedule of the Company for the three fiscal years ended March 29, 1997, incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K, have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.













































                                        7
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





                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

             Item 14.  Other Expenses of Issuance and Distribution.

             The expenses incurred by the Company in connection with the issuance and distribution of the securities being registered are as follows. All amounts are estimated except the Securities and Exchange Commission registration fee.

                                                               Amount
                                                               ------

        Securities and Exchange Commission Registration Fee  $    222
        Legal fees and expenses  ............................   1,000
        Accounting fees and expenses  .......................   2,000

        Miscellaneous  ......................................   1,000
             Total  .........................................$  4,222


             Item 15.  Indemnification of Directors and Officers.

             The Delaware General Corporation Law and the Company's Certificate of Incorporation and By-Laws limit the monetary liability of directors to the Company and to its stockholders and provide for indemnification of the Company's officers and directors for liabilities and expenses that they may incur in such capacities. In general, officers and directors are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. The Company also has indemnification agreements with its directors and officers that provide for the maximum indemnification allowed by law.

             Thermo Electron Corporation has an insurance policy which insures the directors and officers of Thermo Electron and its subsidiaries, including the Company, against certain liabilities which might be incurred in connection with the performance of their duties.

             Item 16.  Exhibits and Financial Statement Schedules.

             See the Exhibit Index included immediately preceding the exhibits to this Registration Statement.

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





             Item 17.  Undertakings.

             (a)  The undersigned Registrant hereby undertakes:

                   (1) To file, during any period in which offers or
                       sales are being made, a post-effective amendment to this registration statement:

                       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                       (ii) To reflect in the prospectus any facts or
                            events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                       (iii)To include any material information with
                            respect to the plan of distribution not
                            previously disclosed in the registration statement or any material change to such information in the registration statement.

                            Provided, however, that paragraphs (a)(1)(i)
                       and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the

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                       securities offered therein, and the offering of
                       such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
        Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                                   SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on this 10th day of September, 1997.

                                      THERMO REMEDIATION INC.


                                      By:  /s/ Jeffrey L. Powell
                                           Jeffrey L. Powell, President
                                           and Chief Executive Officer

             KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints John N. Hatsopoulos, Paul F. Kelleher, Seth H. Hoogasian, Sandra L. Lambert and Melissa F. Riordan, and each of them, as his true and lawful attorneys-in-fact and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this Registration Statement and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable.

             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature              Title               Date
               ---------              -----               ----


                                President, Chief
                                Executive
        /s/Jeffrey L. Powell    Officer and DirectorSeptember 10, 1997
        Jeffrey L. Powell
                                Vice President and
                                Chief Financial
        /s/John N. Hatsopoulos  Officer             September 10, 1997

        John N. Hatsopoulos
                                Chief Accounting
        /s/Paul F. Kelleher     Officer             September 10, 1997
        Paul F. Kelleher

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               Signature              Title               Date
               ---------              -----               ----




                                Chairman of the
                                Board and Director  September   ,1997
        John P. Appleton


                                Director            September   ,1997
        Elias P. Gyftopoulos


        /s/Fred Holubow         Director            September 10, 1997
        Fred Holubow


        /s/Theo Melas-Kyriazi   Director            September 10, 1997
        Theo Melas-Kyriazi


        /s/Frank E. Morris      Director            September 10, 1997

        Frank E. Morris

        /s/William A. Rainville Director            September 10, 1997

        William A. Rainville

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                                  EXHIBIT INDEX


        Exhibit                                                Sequential
        Number         Description of Exhibit                   Page No.
        ------         ----------------------                   --------


              5      Opinion of Seth H. Hoogasian, Esq.

             23(a)    Consent of Arthur Andersen LLP

               (b)    Consent of Seth H. Hoogasian, Esq.
                      (contained in Exhibit 5)

             24       Power of Attorney (See Signature Page)









        AA972460017